Dow Inc. and Subsidiaries The Dow Chemical Company and Subsidiaries	EXHIBIT 97

DOW INC.

COMPENSATION CLAWBACK POLICY

The Board of Directors (the “Board”) of Dow Inc. (the “Company”) believes that it is in the best interest of the Company and its shareholders to maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s compensation philosophy. The Board has therefore adopted this Compensation Clawback Policy (the “Policy”) which provides for the recoupment of compensation, including incentive-based compensation, in the event of an accounting restatement. This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934 (the “Act”), the rules promulgated thereunder by the Securities and Exchange Commission, and the listing standards of the New York Stock Exchange (collectively, the “Applicable Rules”), and will be interpreted consistent therewith.

Applicability and Effective Date

This Policy is effective December 1, 2023 (the “Effective Date”) and is applicable to all Compensation (as defined below) received by Covered Employees (as defined below) after the Effective Date. The Policy will be administered by the Compensation and Leadership Development Committee of the Board (the “Compensation Committee”). References in this Policy to the Board will be deemed to be references to the Compensation Committee. Any determination made by the Board under this Policy will be final and binding on all affected individuals.

Clawback Following an Accounting Restatement

In the event the Company is required to prepare an Accounting Restatement (as defined below), any Executive Officer (defined below) who received Excess Compensation (as defined below) during the three (3) completed fiscal years preceding the date the Company is required to prepare an Accounting Restatement (the “Restatement Look-Back Period”) shall be required to repay or forfeit such Excess Compensation reasonably promptly (the “Restatement Clawback”). For purposes of this Policy, the date the Company is required to prepare an Accounting Restatement is deemed to be the earlier of the date (i) the Board, acting through its Audit Committee, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

The Board shall have discretion to determine the appropriate means of recovery of the Excess Compensation, which may include, without limitation, direct payment in a lump sum from the Executive Officer, recovery over time, cancellation of outstanding awards, the reduction of future pay and/or awards, and/or any other method which the Board determines is advisable to achieve reasonably prompt recovery of the Excess Compensation. At the direction of the Board, the Company shall take all actions reasonable and appropriate to recover the Excess Compensation from any applicable Covered Employee, and such Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Excess Compensation in accordance with this Policy.

The Compensation Committee may determine that repayment of Excess Compensation (or a portion thereof) in connection with an Accounting Restatement is not required only where it determines that recovery would be impracticable and one of the following circumstances exists: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided, that the Company has (A) made a reasonable attempt to recover such Excess Compensation, (B) documented such reasonable attempt, and (C) provided such documentation to the New York Stock Exchange; and (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.

Recovery of Excess Compensation under this Policy is on a “no fault” basis, meaning that it will occur regardless of whether the Executive Officer was directly or indirectly responsible, in whole or in part, for the

Accounting Restatement, and there will be no indemnification by the Company or any of its affiliates for any Executive Officers in connection with this Policy.

Clawback for Misconduct by a Covered Employee

In the event a Covered Employee is determined to have engaged in a Misconduct Event (as defined below), the Company may, but shall not be required to, recoup to the greatest extent permitted under applicable law any Compensation such Covered Employee received or was entitled to receive during the period commencing on the earlier of (a) the date of the Misconduct Event, or (b) the first day of the third (3rd) fiscal year which precedes the fiscal year in which the Company determines that a Misconduct Event occurred through the date on which the Company determines that a Misconduct Event occurred (the “Misconduct Look-Back Period”), and such Covered Employee shall reasonably promptly repay or forfeit, as applicable all such Compensation (the “Misconduct Clawback”).

The Board shall have discretion to determine the appropriate means of recovery of the Compensation, which may include, without limitation, direct payment in a lump sum from the Covered Employee, recovery over time, cancellation of outstanding awards, the reduction of future pay and/or awards, and/or any other method which the Board determines is advisable to achieve reasonably prompt recovery of the Compensation. At the direction of the Board, the Company shall take all actions reasonable and appropriate to recover the Compensation from any applicable Covered Employee, and such Covered Employee shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Compensation in accordance with this Policy. For the avoidance of doubt, with respect to any Compensation subject to repayment and/or recovery under the Misconduct Clawback, the Board (or its designee or delegee) retains discretion to determine whether and how any such Compensation may or will be recovered or repaid. There will be no indemnification by the Company or any of its affiliates for any Covered Employees in connection with a Misconduct Event under this Policy.

Definitions

For purposes of this Policy, the following definitions will apply:
•“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that corrects an error that is not material to previously issued financial statements but would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period.

Changes to financial statements that do not constitute an Accounting Restatement include retroactive: (i) application of a change from one generally accepted accounting principle to another generally accepted accounting principle; (ii) revisions to reportable segment information due to a change in internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; and (v) revisions for stock splits, reverse stock splits, stock dividends, or other changes in capital structure. In addition, errors that are corrected within the Company’s current financial reporting period as an out-of-period adjustment when such adjustment is considered by the Company to be immaterial to both the current and prior financial reporting period would not constitute an Accounting Restatement.

•“Compensation” means all Incentive-Based Compensation and any other Dow-provided compensation which was paid to the Covered Employee or to which the Covered Employee had a right to receive. For the avoidance of doubt, Compensation includes:
◦Separation pay or other severance benefits;
◦All performance awards and bonuses, regardless of whether they are discretionary or based on subjective goals or goals unrelated to financial reporting measures;
◦All employer contributions and employer-provided benefits under any nonqualified deferred compensation plan sponsored by Dow;
◦Any equity award issued to a Covered Employee regardless of whether such equity award vests exclusively upon completion of a specified employment period; and
◦Any shares of the Company’s common stock received pursuant to any such equity award.

Notwithstanding the foregoing, Compensation shall not include any vested benefits under a tax-qualified retirement plan or any other compensation that may not be recouped as a matter of law.

•“Covered Employee(s)” means (a) each Executive Officer, and (b) solely with respect to a Misconduct Clawback, all other officers and employees of the Company and its subsidiaries and affiliates.
•“Dow” means the Company and any of its subsidiaries or affiliates whose current or former service providers are considered Covered Employees.
•“Executive Officer” means an individual who is, or was during the Look-Back Period and/or the Misconduct Look-Back Period, an “executive officer” of the Company within the meaning of Rule 10D-1(d) under the Act.
•“Excess Compensation” means any amount of Incentive-Based Compensation received by an Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the Accounting Restatement, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount to be recovered is not subject to mathematical recalculation directly from information in the Accounting Restatement, the amount to be recovered shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as applicable, and the Company shall retain documentation of the determination of such estimate and provide such documentation to the New York Stock Exchange if so required by the Applicable Rules. Incentive-Based Compensation is deemed received during the fiscal year during which the applicable financial reporting measure, stock price, and/or total shareholder return measure, upon which the payment is based, is achieved, even if the grant or payment occurs after the end of such period.
•“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part on stock price, total shareholder return, and/or the attainment of (i) any financial reporting measure(s) that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and/or (ii) any other measures that are derived in whole or in part from such measures.

Compensation that does not constitute “Incentive-Based Compensation” includes equity incentive awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to financial reporting measures.

•“Misconduct Event” means:

◦A Covered Employee is convicted of or pleads guilty (or nolo contendere) to a felony, or a crime involving moral turpitude;

◦A Covered Employee knowingly commits a material violation of any of Dow’s policies, rules, or guidelines;

◦A Covered Employee engages in fraudulent or dishonest activity, including, but not limited to, falsification of reports or the unauthorized removal or misuse of Company property;

◦A Covered Employee breaches a fiduciary duty or the terms of any confidentiality or other restrictive covenant term or agreement, in each case, owed to or in favor of Dow or any of its employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended;

◦A Covered Employee engages in gross negligence or willful misconduct in performing or failing to perform the Covered Employee’s duties, the result of which exposes, or is reasonably likely to expose, Dow to serious injury (financial, reputational, or otherwise); or

◦Any other event that the Company reasonably determines would expose, or be reasonably likely to expose, Dow to serious injury (financial, reputational, or otherwise).

Administration, Amendment, and Termination

This Policy will be enforced, and appropriate proxy disclosures and exhibit filings will be made in accordance with the Applicable Rules and any other applicable rules and regulations of the Securities and Exchange Commission and applicable New York Stock Exchange listing standards.

The Board shall have authority to (i) exercise all of the powers granted to it under this Policy; (ii) construe, interpret, and implement this Policy; and (iii) make all determinations necessary or advisable in administering this Policy.

Solely with respect to the Misconduct Clawback, the Board and the Compensation Committee hereby delegate to the Chief Human Resources Officer of the Company, and such other officer of the Company as the Board and the Compensation Committee may determine from time to time, the authority to make determinations, administer, and enforce this Policy with respect to individuals who are not “executive officers” within the meaning of Rule 10D-1(d) under the Act.

The Board may amend this Policy, from time to time in its discretion, and shall amend this Policy, as it deems necessary, including to reflect changes in applicable law. The Board may terminate this Policy at any time. Any such amendment (or provision thereof) or termination shall not be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate the Applicable Rules.

In the event of any conflict or inconsistency between this Policy and any other policies, plans, or other materials of the Company, this Policy will govern.

This Policy will be deemed to be automatically updated to incorporate any requirement of law, the SEC, exchange listing standard, rule, or regulation applicable to the Company.

Effective as of December 1, 2023
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